Exhibit 10.2
EMPLOYMENT AND TRANSITION AGREEMENT
 This Employment and Transition Agreement (the “Agreement”), effective as of October 24, 2023 (the “Effective Date”), is by and between Mr. Cooper Group Inc. (the “Company”), having a principal place of business at 8950 Cypress Waters Blvd., Coppell, TX 75019, and Christopher Marshall, whose principal residence is located in Dallas, Texas (the “Executive,” and together with the Company, each a “Party” and collectively, the “Parties”).
 RECITALS
WHEREAS, Executive currently serves as the Company’s Vice Chairman and President;
 WHEREAS, Executive has previously notified the Company of his intention to retire from his executive position with the Company;
WHEREAS, the Company wishes to induce Executive to remain in his present employment and provide transition services to the Company until such time as the Company may find a suitable replacement to take over Executive’s role and responsibilities and to provide transition services for such successor to promote an orderly an smooth transition for the Company (collectively, the “Services”), and Executive desires to continue to provide such Services;
WHEREAS, Executive is willing to increase the length of his post-employment non-competition and non-solicitation restrictive covenants from twelve (12) months to twenty-four (24) months, respectively, agree to additional post-employment covenants in favor of the Company, and provide the Company with certain post-employment services, and in return the Company is willing to provide Executive vesting, or the opportunity to vest, in certain equity awards that have not previously vested or do not vest pursuant to the Company’s Rule of 70, should Executive abide by such restrictive covenants, continue in the employment of the Company through December 31, 2024 and perform the Services; and

WHEREAS, the Company and Executive have determined that it would be to the advantage and best interest of each Party to enter into this Agreement so as to establish the terms under which Executive would continue to render the Services to the Company until such time as Executive retires.

 NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Company and Executive agree that the following terms and conditions shall apply to Executive’s employment by the Company:
 AGREEMENT
1.Term. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts continued employment with the Company, for the period commencing as of the Effective Date through December 31, 2024 (the “Retirement Date”). The period from the Effective Date up to and including the Retirement Date is herein referred to as the “Term.” As used herein, the “Termination Date” shall mean the earlier of the Retirement Date or the date as of which Executive’s employment is terminated in accordance with the terms hereof and as may be further specified in Section 5.
2.Duties and Outside Activities. During the Term, Executive shall continue to be employed by the Company as its Vice Chairman and President, reporting to the Company’s

Chairman and Chief Executive Officer. Executive shall devote substantially all of his full business time, ability, and attention to the business of the Company. Executive may engage in other business activities or investments during the Term, provided such activities or investments do not compete with the Company and are fully disclosed to the Company prior to the time of such activities or investments (except only that passive investments representing a present value to Executive of less than five percent (5%) of any company need not be disclosed to the Company; and to be clear any investment for which Executive is compensated for efforts must be disclosed to the Company). Executive shall also be permitted to serve on the board of directors of any non-competing entity, subject to prior full disclosure to and consent of the Company. The duties and title of Executive may be changed as part of the transition of Executive’s job duties to a successor(s) without resulting in a breach or rescission of this Agreement, and Executive shall cooperate with Company management in good faith during the Term to effectuate a full and smooth transition of Executive’s job duties with the Company. Executive may be requested to provide input into identifying his successor(s), but for avoidance of doubt, the final decision as to any successor(s) rests solely with the Company.
3.Compensation and Benefits.
(a)Base Salary. During the Term, Executive shall continue to receive Executive’s current base salary of $750,000 on an annualized basis (the “Base Salary”).
(b)Bonus Opportunity. During the Term, Executive shall continue to participate in Executive Management Incentive Plan, pursuant to the terms of such plan.
(c)Long-Term Incentive Opportunity. During the Term, Executive shall continue to be eligible to be granted annual equity awards, consistent with current grant practices applicable to Executive and the terms and conditions of the Company’s 2019 Omnibus Incentive Plan (the “OIP”) and applicable award agreement(s), with an allocation of no less than sixty percent (60%) of such awards for the Fiscal Years 2023 and 2024 to be time-based and the remainder of such awards for the Fiscal Years 2023 and 2024 to be performance-based.
(d)Cash Allocation. Notwithstanding the foregoing, at least fifty percent (50%) of Executive’s compensation earned pursuant to Sections 3(b) and 3(c) shall be paid in cash.
(e)Paid Time Off. Executive will continue to be eligible for a maximum of twenty-five (25) paid time off days annually, earned and accrued on a per pay-period basis subject to the terms of the Company’s employee benefit policies as they relate to senior executive officers.
(f)Health Benefits. During the Term, Executive and to the extent permitted under applicable law and the provisions of the applicable plans, Executive’s family, shall be entitled to participate in the Company’s health benefit plans, in accordance with the terms of such plans.
4.Business Expense Reimbursement. Executive shall be entitled to reimbursement by the Company for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for the Company during the Term, consistent with Company policies.
5.Termination. During the Term, Executive’s employment may be terminated only as provided in this Section 5. Except as set forth in this Agreement, the Company shall not have any further obligation to Executive or liability under this Agreement by way of compensation, post-termination benefits or obligations or otherwise upon the Termination Date. Executive’s entitlement to post-termination benefits or obligations is dependent upon the reason for termination, as specified herein in Section 5. Notwithstanding anything to the contrary in this Agreement, the termination or Executive’s employment for any reason shall not affect Executive’s entitlement to all benefits which have vested or which are otherwise payable by terms of those programs for periods ending prior to the termination of his employment.
(a)Disability. In the event that Executive qualifies for permanent disability benefits under the Company’s long term disability plan (the “LTD Plan”), or if Executive does not participate in the LTD Plan, would have qualified for permanent disability had Executive been a participant of the LTD Plan (a “Disability”), Executive’s employment hereunder shall be terminated, by written Notice of Termination (as that term is defined in Section 5(g) herein) from the Company to Executive. Upon termination due to Executive’s Disability under this Section 5(a), Executive shall be entitled to: (i)any unpaid Base Salary through and including the Termination Date (as that term is defined in Section 5(g) herein),; (ii)any earned but unpaid annual bonus; (iii) accrued but unused paid time off through the Termination Date; (iv) reimbursement of any unreimbursed expenses incurred by Executive pursuant to Section 4 of this Agreement, payable in accordance with such Section; and (v) all other payments and benefits to which Executive is entitled to under the terms of any applicable compensation arrangement or benefit plan, program or agreement (collectively, the “Accrued Obligations”).
(b)Death. In the event that Executive dies during the Term, his employment under this Agreement shall automatically terminate on the date of his death. Upon termination due to Executive’s death, Executive’s estate shall be entitled to the Accrued Obligations.
(c)Termination for Cause. The Company may terminate the Executive’s employment or Services under this Agreement for “Cause” (as defined by the “Offer Letter”, a copy of which is attached hereto as Exhibit A) by written Notice of Termination. In the event of a termination for Cause pursuant to this Section 5(c), the Executive shall be entitled to receive the Accrued Obligation, but not any annual bonus payment.
(d)Termination Other Than for Cause/Good Reason. The Company may terminate Executive’s employment other than for Cause or Executive may terminate his employment for Good Reason (as defined in the Offer Letter). If Executive’s employment terminates pursuant to this Section 5(d), then Executive shall be entitled to (i) the Accrued Obligations, and (ii) the “Severance” payments and benefits described in the Offer Letter, provided that, any such severance payments shall be contingent upon Executive executing and not revoking a release of claims in a form provided by the Company. Notwithstanding anything to the contrary contained in the OIP or any award agreement granted thereunder, in the event Executive remains continuously employed with the Company through expiration of the Term, Executive will be considered to have retired under the terms of all outstanding equity awards, irrespective of whether such award contemplates retirement and shall be (1) fully vested in all time-based awards, and (2) eligible for full vesting of all performance-based awards, based on actual performance.
(e) Voluntary Resignation. Except as provided in Section 5(d), relating to a resignation for Good Reason, in the event that Executive resigns voluntarily during the Term, Executive shall be entitled to receive the Accrued Obligations.
(f) Notice of Termination. Any purported termination by the Company or by the Executive shall be communicated by a written notice of termination (the “Notice of Termination”) to the other Party hereto which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, and except as expressly provided otherwise herein, no such purported termination shall be effective without such Notice of Termination.
(g)Post-Employment Consulting Agreement. Upon the expiration of the Term, or earlier if mutually agreed upon by the Parties, Executive and the Company hereby announce their intention to negotiate in good faith with the aim of entering into a consulting agreement for Executive’s provision of consulting services to the Company and/or its subsidiaries, and to further promote a successful transition of Executive’s responsibilities to the Company. Such consulting agreement – which, for the avoidance of doubt is not part of, and shall not conflict with, this Agreement – is intended to be in substantially in the form set forth in Exhibit B hereof (the “Model Consulting Agreement”).
(h)Arbitration. Executive acknowledges agreement with the Company’s Arbitration Policy and the Parties mutually agree to submit any dispute arising out of or relating to this Agreement, the breach thereof, Executive’s employment, including termination thereof, to final and binding arbitration pursuant to the terms of the Company’s Arbitration Policy.
(i)Section 409A. Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and becomes payable by reason of Executive’s termination of employment with the Company will be made to Executive unless Executive’s termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code). In addition, no such payment or distribution will be made to Executive prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Executive’s death, if Executive is deemed at the time of such separation from service to be a “key employee” within the meaning of that term under Section 416(i) of the Code and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid to Executive in a lump sum upon expiration of such six-month period (or if earlier upon Executive’s death). Installment payments to be made under this Agreement shall be considered separate payments for purposes of Section 409A of the Code. It is intended that this Agreement shall qualify for exemption from, or shall comply with, the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject Executive to the payment of additional taxes and interest under Section 409A of the Code. In furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions.
6.Clawback Provision. Executive acknowledges and agrees that any and all incentive-based compensation payable by the Company to Executive shall be subject to any compensation recoupment policy adopted by the Company, as such policy may be amended, modified, superseded or replaced from time to time, or any other document, which allows the Company to recover previously earned compensation paid to Executive under the circumstances specified therein.
7. Indemnity, Advancement and Insurance. To the fullest extent permitted by applicable law, the Company’s governing corporate documents or any indemnity agreements entered into from time to time between the Parties, the Company (or, in the event of a “change in control” (as defined in the OIP), the surviving or resulting entity or transferee) shall indemnify the Executive and hold him harmless for any acts or decisions made by him in good faith and not negligently while performing services for the Company, and shall advance to the Executive all fees and costs associated with the defense of any action or proceeding for which the Executive has tendered an appropriate indemnification demand. The Company further agrees that it will provide the Executive with appropriate “directors’ and officers’ insurance” coverage in each case in connection with the performance of his duties during the Term of this Agreement.
8.Reimbursement for Legal Fees. Upon submission of appropriate invoices by Executive’s counsel, the Company shall pay all reasonable legal fees and expenses incurred by Executive in connection with the preparation and negotiation of this Agreement up to a maximum amount of $50,000.
9.Non-Solicitation and Non-Competition.
(a)Non-Solicitation. During the Term and for the twenty-four (24) month period immediately following the date of Executive’s termination of employment with the Company for any reason, Executive shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of the Company or any of their successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with the Company or any of their successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with Mr. Cooper or any of their successors, assigns, subsidiaries or affiliates, for any other reason.
(b)Non-Competition. During the Term, and for twenty four (24) months following the Termination Date, Executive shall not, directly or indirectly, either as principal, agent, employee, employer, consultant (other than as contemplated in section 5(h) above), partner or shareholder in excess of five (5%) of a publicly traded corporation, corporate officer or director, or in any other representative capacity, engage or otherwise participate in any manner or fashion with any business, whose primary business is in direct competition with the business of Mr. Cooper, Xome Holdings, LLC and their subsidiaries or any other business in which Mr. Cooper or its subsidiaries is engaged in at the time of Executive’s termination of employment. For clarification, any business that derives the majority of their revenue from mortgage servicing, mortgage origination, or providing services related to purchasing or refinancing a home, would be considered a direct competitor. Executive further agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interest of Mr. Cooper and its respective affiliates, imposes no undue hardship on Executive, is not injurious to the public and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.
10.Miscellaneous.
(a)Succession; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective executors, administrators, successors, and assigns. The Parties agree that the obligations and duties of Executive are personal and are not assignable without express written consent of the Company.
(b)Notice. Any notice, request, demand, or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or by facsimile, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to the Company at the address appearing at the beginning of this Agreement and to Executive at the last known address on record. Either Party may change its address by written notice in accordance with this Section 10(b).
(c)Entire Agreement; Modification. Except as otherwise provided herein, this Agreement contains the entire agreement of the Parties with respect to the subject matter herein, and supersedes any and all other prior or contemporaneous agreements, either oral or in writing, between the Parties hereto with respect to the employment of Executive by the Company. This

Agreement may not be modified or amended by oral agreement, but only by an agreement in writing executed by the Parties.
(d)Waiver. Any waiver of a breach of any provision hereof shall not operate as or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.
(e) Governing Law and Venue Selection. This Agreement is to be governed by and construed in accordance with the laws of the State of Texas without regard to its choice or conflict of law provisions. The Parties hereto agree that this Agreement was negotiated and executed entirely within the State of Texas.
(f)Confidential Information. During the course of Executive’s employment or service with the Company and its subsidiaries and affiliates (collectively, the “Company Group”), Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company Group, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company Group, either during the period of Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the part of the Company Group to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by Executive during Executive’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). 18 U.S.C. § 1 833(6) provides: “[a]n individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made — (i) in confidence to a Federal, State, or local government official, either directly or indirectly, to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1 833(6). Accordingly, Executive has the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
Nothing in this Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the

“SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits Executive from notifying the Company that Executive is going to make a report or disclosure to law enforcement.

(g)Inventions.
(i)Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship, whether patentable or unpatentable, (A) that relate to Executive’s work with the Company Group, made or conceived by Executive, solely or jointly with others, during Executive’s employment, or (B) suggested by any work that Executive performs in connection with the Company Group (clauses (A) and (B) collectively, “Inventions”), either while performing Executive’s duties with the Company or on Executive’s own time, shall belong exclusively to the Company (or its designee), regardless of whether patent applications are filed thereon. Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and Executive will surrender them upon the termination of the Term, or upon the Company’s request. Executive hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all patents that may issue thereon in any and all countries, whether before, during or subsequent to the Term, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and subsequent to the Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to Executive from the Company, but entirely at the Company’s expense. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and on Executive’s behalf and in Executive’s stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.
(ii)In addition, the Inventions will be deemed “Work for Hire,” as such term is defined under the copyright laws of the United States, on behalf of the Company, and Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, Executive hereby irrevocably conveys, transfers and assigns to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that Executive has any rights in the results and proceeds of Executive’s service to the Company that cannot be assigned in the manner described herein, Executive agrees to unconditionally waive the enforcement of such rights. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Company.
(iii)Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with, the Company Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive represents and warrants that he does not possess or own any rights in or to any confidential, proprietary or non-public information or intellectual property related to the business of the Company Group. Executive shall comply with all relevant policies and guidelines of the Company regarding the protection of Confidential Information and intellectual property and potential conflicts of interest; provided that such policies and guidelines are consistent with the terms of this Agreement. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.
(h)Return of Property. Within five business days following the date of Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), Executive shall return all property belonging to the Company Group (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).
(i)Reasonableness of Covenants. In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company Group and their trade secrets and Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that Executive is subject to the constraints in this Section, Executive will provide a copy of this Agreement (including, without limitation, this Section) to such entity, and the Company shall be entitled to share a copy of this Agreement (including, without limitation, this Section) with such entity or any other entity to which Executive performs services, and such entity shall acknowledge to the Company in writing that it has read this Agreement. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company Group and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section. It is also agreed that each of the Company Group will have the right to enforce all of Executive’s obligations to that affiliate under this Agreement and shall be third party beneficiaries hereunder, including without limitation pursuant to this Section.

(j)Reformation / Tolling / Survival. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state, as the case may be. In the event of any violation of the provisions of this Section, Executive acknowledges and agrees that the post-termination restrictions contained in this Section shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation. The obligations contained in this Sections shall survive the termination or expiration of the Term and Executive’s employment with the Company and shall be fully enforceable thereafter.
(k)Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), Executive agrees that while employed by the Company and thereafter, Executive will respond and provide information, as promptly as reasonably practicable, with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Company, and will provide reasonable assistance to the Company Group and their respective representatives in defense of any claims that may be made against the Company Group, and will reasonably assist the Company Group in the prosecution of any claims that may be made by the Company Group, to the extent that such claims may relate to the period of Executive’s employment with the Company (collectively, the “Cooperation Claims”). Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits involving Cooperation Claims that may be filed or threatened against the Company Group. Executive also agrees to promptly inform the Company (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Company Group (or their actions) or another party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith to relate to any investigation of the Company Group, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company Group with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Cooperation Claims, Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors or to the extent that Executive determines in good faith is necessary in connection with the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company Group without giving prior written notice to the Company or the Company’s counsel. If Executive provides services to the Company or any member of the Company Group after his employment ends pursuant to this Section, the Company agrees to provide Executive with reasonable compensation (on a per hour basis) for such services.
(l)Equitable Relief and Other Remedies. Executive acknowledges and agrees that the Company Group’s remedies at law for a breach or threatened breach of any of the provisions of Agreement would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company Group, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security. In the event of a violation by Executive of this Agreement, any severance being paid to Executive pursuant to this Agreement or the Offer Letter or otherwise shall immediately cease, and any severance previously paid to Executive shall be immediately repaid to the Company.

(m)Severability. Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining provisions shall not be affected, and the remaining provisions of this Agreement shall remain in full force and effect as if this Agreement had been executed without the inclusion of said provision.
(n)Interpretation. If any claim is made by any Party hereto relating to any conflict, omission, or ambiguity of this Agreement, no presumption or burden of proof or persuasion shall be implied by reason of the fact that this Agreement was prepared by or at the request of any particular Party hereto or such Party’s counsel. Executive acknowledges that he has been represented by counsel of his choice throughout the negotiation and drafting of this Agreement.
(o)Non-Disparagement. Subject to the provisions of applicable law, Executive covenants and agrees that he shall not in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the Company or its directors, officers or employees at any time on or after the Expiration Date, and the Company covenants and agrees that it shall instruct members of the Board of Directors and Executive officers of the Company and its subsidiaries to not in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander Executive or Executive’s businesses.
(p)Headings. Headings are for convenience only and shall have no substantive meanings hereunder.
(q)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the 24th day of October, 2023.

MR. COOPER GROUP, INC.:
By:    /s/ Jay Bray
    Jay Bray
Chairman and Chief Executive Officer

EXECUTIVE:
By:    /s/ Christopher Marshall
    Christopher Marshall

EXHIBIT A
OFFER LETTER
(Attached)

December 11, 2018

Christopher Marshall

Dear Chris:

Welcome to Mr. Cooper! We look forward to you joining our team. This letter will confirm our offer and your acceptance to join our team as Vice Chairman and Chief Financial Officer, reporting to Jay Bray, President and CEO.

Annual Base Salary:    You will be paid a bi-weekly salary of $26,923.08 which is equivalent to $700,000 on an annualized basis.

Bonus Opportunity:     You will be eligible to participate in the Executive Management Incentive Plan (EMIP). Your maximum annual bonus opportunity will be 375% of your annual base salary or $2,625,000. Your target bonus will be 60% of your maximum bonus opportunity or $1,575,000. Your bonus will be based on achieving Company and individual performance goals established by the CEO. In addition, you must be actively employed by Mr. Cooper on the day the bonus is paid to receive an award.

Long-Term Incentive Opportunity:    Beginning in 2019, you will be eligible for an annual equity award valued at $1,000,000. The initial grant will be March 1, 2019. Grants are usually made in March and typically vest equally over three years. All awards must be approved by the Compensation Committee of the Board of Directors.

Relocation Costs:    In lieu of relocation reimbursement, you will receive a lump sum of $100,000 (grossed up for taxes) within 30 days of your start date to help offset expenses related to housing. Your airfare will be reimbursed for travel to and from your home location to Mr. Cooper headquarters. All incurred expenses must be in accordance with the Mr. Cooper Travel and Expense policy. Reimbursement for commuting expenses is considered taxable income and will be added to wages on your W-2.

Non-competition:    You agree that while employed by Mr. Cooper and for the twelve (12) month period immediately following your termination of employment, you shall not directly or indirectly, either as principal, agent, employee, employer, consultant, partner or shareholder in excess of five percent (5%) of a publicly traded corporation, corporate officer or director, or in any other representative capacity, engage or otherwise participate in any manner or fashion with any business, whose primary business is in direct competition with the business of Mr. Cooper, Xome Holdings LLC and their subsidiaries or of any other business in which Mr. Cooper or its subsidiaries is engaged in at the time of your termination of employment. For clarification, any business that derives the majority of their revenue from mortgage servicing, mortgage origination, or providing services related to purchasing or refinancing a home, would be considered a direct competitor. You further agree that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Mr. Cooper and its respective affiliates, imposes no undue hardship on you, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.
Severance:    Should Mr. Cooper terminate your employment without cause, or if you terminate your employment for good reason, during the initial twenty-four (24) months of your employment, you will be entitled to severance of twelve (12) months of your current salary plus 100% of the higher of your target bonus or your prior year’s bonus; the next tranche of restricted stock units scheduled to vest for each grant awarded to you; accrued benefits; and continuation of your coverage under the Company’s medical plan until the earlier of the period of time it takes you to become eligible for the medical benefits program of a new employer or 12 months from the date of such termination, subject to providing Mr. Cooper and their affiliates, as applicable, with a signed release of claims in a form adopted by such company from time to time, which shall contain reasonable and customary terms and conditions.  Severance shall be paid bi-weekly in accordance with standard payroll practices. If Mr. Cooper terminates your employment without cause, or you terminate your employment for good reason, after the first twenty-four (24) months of employment, you shall be entitled to receive such severance as may be consistent with the then current practices of the Company.

The Company may terminate your employment either with or without Cause. For purposes of this agreement, “Cause” shall mean:

(i)      willful misconduct or willful neglect by you in the performance of your duties to the Company;

(ii)      your willful failure to adhere materially to the clear directions of the Board or to adhere materially to the Company’s material written policies;

(iii)      your conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or any other conviction which would render you ineligible for employment for the Company; or

(iv)      your willful breach of any of the material terms and conditions of this letter agreement.
The Executive’s employment may be terminated by the Executive with or without Good Reason. For purposes of the agreement, “Good Reason” means:

the occurrence, without the express written consent of Executive, of any of the following circumstances, unless, with respect to clauses (i), (ii), (iii) and (iv) hereof, such circumstances are corrected by the Company in all material respects within thirty (30) days following written notification by Executive to the Company (which written notice must be delivered within thirty (30) days after the occurrence of such circumstances) that Executive intends to terminate Executive’s employment for one of the reasons set forth below:

(i) a material reduction in your base salary;

(ii) a material diminution in the authorities, duties or responsibilities of Executive;

(iii) a requirement that the Executive report to someone other than the CEO, or

(iv) Company’s breach of any term of this Agreement.

Non-solicit:    You agree that during the period of your employment and for the twelve (12) month period immediately following the date of your termination of employment with Mr. Cooper for any reason, you shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of Mr. Cooper or any of their successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with Mr. Cooper or any of their successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with Mr. Cooper or any of their successors, assigns, subsidiaries or affiliates, for any other reason.
Employment at will:    Nothing herein constitutes an offer of employment for any definite period of time. The employment relationship is "at-will" which affords you and Mr. Cooper the right to terminate the relationship at any time for no reason or any reason, with 60 days notice.
Anticipated Start Date:    January 2, 2019
Should you accept employment with Mr. Cooper, you will be eligible for a maximum of 25 paid time off (PTO) days annually, earned and accrued on a per pay-period basis. On the first day of your employment, you will be eligible to participate in a variety of health and welfare plans including medical, dental, life, disability, sick leave, PTO, and paid holidays. You will also be eligible to participate in the Mr. Cooper 401(k) retirement plan. More information about these benefits will be provided to you during New Hire Orientation.

If you have or had any agreement or contract with any previous employer or any other entity that would restrict or impair your ability to work for Mr. Cooper, call upon its customers, or prospective customers, or assist Mr. Cooper in recruiting employees, you must immediately notify us. Also, please be advised that Mr. Cooper prohibits all employees from using trade secrets or other confidential information (verbal, written, electronics or otherwise) they may have acquired from any prior employer. Mr. Cooper also prohibits employees from bringing any former employer’s confidential information on to Mr. Cooper’s property, including its computer systems, databases, and company-owned or paid-for equipment. If you have any proprietary or confidential information of any prior employer, you are required to retain the same. However, you are not to use that information in any way in your job at Mr. Cooper.
This offer is contingent upon the following:

•    Proof of eligibility and employment authorization in accordance with governmental (I-9) requirements,
•    Obtaining satisfactory criminal, employment, and education background checks,
•    Completing all new hire paperwork, which you will receive in the days after you sign and date this letter.

Chris, we look forward to you playing a vital role at Mr. Cooper. Please feel free to contact me if you have any questions.

Sincerely,

/s/ Jay Bray

Jay Bray
Chairman and CEO

I, Christopher Marshall, accept and agree to all the terms and conditions contained in this offer letter.

/s/ Christopher Marshall        December 11, 2018
(Signature)    Date

I understand and agree that if I am hired by Mr. Cooper or any affiliate of Mr. Cooper that my employment relationship with Mr. Cooper or any affiliate of Mr. Cooper to whom I may hereafter be assigned, will be as an “employee at-will.”  Mr. Cooper retains the right to terminate my employment relationship at any time with or without cause, without notice, and without incurring any liability to me.  I further understand and agree that any agreement providing for a term of employment or any agreement restricting or limiting the right of Mr. Cooper or any affiliate to terminate my employment relationship for cause is not binding, unless such an agreement is made in writing and signed by the CEO of Mr. Cooper and me. This offer is contingent upon successful completion of a background investigation.

EXHIBIT B
MODEL CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) dated as of _______ [•], 2023 (the “Effective Date”), is by and between Mr. Cooper Group Inc. (the “Company”), having a principal place of business at 8950 Cypress Waters Blvd., Coppell, TX 75019, and Christopher Marshall, whose principal residence is located in Dallas, Texas (the “Consultant,” and together with the Company, each a “Party” and collectively, the “Parties”).
WHEREAS, the Company wishes to engage the Consultant to assist it with various post-employment consulting services pursuant to the terms and conditions of this Agreement.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
CONSULTING SERVICES
1.1Consulting Services. During the Consulting Period (as defined below), Consultant shall provide (a) provide special consulting services to the Company’s Chief Executive Officer and (b) such other consulting services as reasonably requested by the Company (collectively, the “Services”).
1.2Fees. As consideration for the Services, including any Inventions (as defined below) created by Consultant, the Company shall pay Consultant a consulting fee of $62,500 per month (the “Consulting Fee”).
1.3Taxes; Indemnification. Consultant shall have full responsibility for all applicable taxes associated with all fees for Services paid to Consultant and for compliance with all applicable labor, employment, tax and other legal requirements, if any. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to any tax, labor, employment, or other legal requirements, including any liability for, or assessment of, any taxes on the Company by the relevant taxing authorities, with respect to the consulting fees paid to Consultant or the Services provided to the Company hereunder.
1.4Expenses. The Company shall reimbursement Consultant for reasonable reimbursement of out-of-pocket rental vehicle costs, direct travel expenses incurred at the Company’s request (and subject to IRS regulations), and other reasonable business expenses relating to Consultants provision of the Services. As a condition to receipt of reimbursement for any expenses, Consultant shall submit to the Company reasonable evidence to the satisfaction of the Company that the amount involved was both reasonable and necessary to the provision of the Services.
1.5No Benefits. Consultant acknowledges and agrees that Consultant shall not be eligible for any Company employee benefits and will not be covered by the Company’s workers’ compensation policy (if any). In addition, and for the avoidance of doubt, Consultant expressly waives and declines to participate in any and all Company employee benefits.

ARTICLE II
RESTRICTIVE COVENANTS
1.1Conflicts. During the Consulting Period, Consultant agrees not to engage in any conduct intended to or reasonably expected to harm the interests of the Company.
1.2Confidential Information. Except to the extent the use or disclosure of any Confidential Information (as defined below) is required to provide Services for the furtherance of the business interests of the Company, Consultant agrees that during the Consulting Period and for a period of three years thereafter, Consultant will not: (a) disclose any Confidential Information to any person not employed by (whether in an employment, consulting or independent contractor capacity) the Company; or (b) use any Confidential Information. This provision, however, shall not preclude Consultant: (x) from the use or disclosure of information known generally to the public other than as a result of their violation of this Agreement, or (y) from any disclosure required by law or court order, provided they provide the Company immediate written notice of any potential disclosure under this subsection.
1.3“Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company Group (as defined below), including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. Consultant agrees that Consultant shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Consultant’s assigned duties and for the benefit of the Company Group, either during the period of Consultant’s services or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the part of the Company Group to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by Consultant during Consultant’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Consultant; (ii) becomes generally known to the public subsequent to disclosure to Consultant through no wrongful act of Consultant or any representative of Consultant; or (iii) Consultant is required to disclose by applicable law, regulation or legal process (provided that Consultant provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). 18 U.S.C. § 1 833(6) provides: “[a]n individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made — (i) in confidence to a Federal, State, or local government official, either directly or indirectly, to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1 833(6). Accordingly, Consultant has the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Consultant also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

Nothing in this Agreement or otherwise limits Consultant’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Consultant for any of these activities, and nothing in this Agreement requires Consultant to waive any monetary award or other payment that Consultant might become entitled to from the SEC or any other Government Agency or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits Consultant from notifying the Company that Consultant is going to make a report or disclosure to law enforcement.
For purposes of this Agreement, the term “Company Group” means the Company and its subsidiaries and affiliates.
1.4Return of Property. Consultant agrees that all materials, documents, information, data and other property obtained or prepared by them in the course or scope of providing Services for the Company, whether during the Consulting Period or prior to the Consulting Period, are the property of the Company Group. Consultant also agrees that Consultant will return to the Company when requested, and in any event prior to the last day of the Consulting Period, all materials, documents, information, data and other property belonging to the Company Group in Consultant’s possession or control, regardless of how stored or maintained and including all originals and copies.
1.5Reasonableness and Judicial Modification. Consultant agrees that the restrictions in this Agreement are necessary to protect the Company’s confidential information, trade secrets, goodwill with its customers and employees, and legitimate business interests and are reasonable in scope. As such, Consultant agrees not to contest the general validity of this ARTICLE II in any forum. The restrictions in this ARTICLE II are in addition to any restrictions imposed on Consultant by statute, common law, or other written agreements. If a court determines that any provision of this ARTICLE II is invalid, then the parties request that the court modify such provision in order to render the provision not invalid and enforce the provision as modified. In such a case, all other provisions contained in this ARTICLE II shall remain in full force and effect.
ARTICLE III
INVENTIONS
1.1Inventions. As used in this Agreement, the term “Inventions” shall be interpreted broadly and mean any of the following developed by Consultant, solely or jointly with others, either during the Consulting Period that in any way (a) result from any Services performed by Consultant for Company, or (b) involve the use of Company’s personnel, equipment, supplies, facilities, processes, machines, manufactures, access, improvements, inventions, ideas, discoveries, product designs, techniques, works of authorship, information fixed in any tangible medium of expression, computer software, data, databases, source and object code, moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas, and all other intellectual matter, regardless of whether patented, protectable under patent laws, copyrightable, registered or otherwise protected or protectable, and includes without limitation all new or useful art, combinations, product improvements, product ideas, new products, raw material or product sources or suppliers, potential customers, markets or business opportunities, uniform resource locators or proposed uniform resource locators, data bases, domain names or proposed domain names, discoveries, technical developments, discoveries, artwork, software, and designs.

1.2Assignment of Inventions; License of Prior Inventions. Consultant hereby agrees promptly to disclose and describe to Company, and Consultant hereby does assign to Company or Company’s designee his/her entire right, title, and interest in and to each and all of the Inventions and any associated intellectual property rights. To the extent any of the rights, title and interest in and to the Inventions cannot be assigned by Consultant to Company, Consultant hereby grants to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to the Inventions can be neither assigned nor licensed by to Company, Consultant hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company’s successors in interest to such non-assignable and non-licensable rights. Consultant acknowledges and agrees that any copyrightable works prepared within the scope of this engagement are “works for hire” under the Copyright Act and that Company will be considered the author and owner of such copyrightable works.
1.3Cooperation in Perfecting Rights to Inventions.
(a)Consultant agrees to perform, during and after the Consulting Period, all acts deemed necessary or desirable by Company to permit and assist Company, at Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, Company under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Inventions.
(b)In the event that Company is unable for any reason to secure his/her signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Inventions (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), Consultant hereby irrevocably designates and appoints Company and Company’s duly authorized officers and agents as his/her agents and attorneys-in-fact to act for and on his/her behalf and instead, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets, or other rights under the Inventions, all with the same legal force and effect as if executed by each of them.

ARTICLE IV
TERM AND TERMINATION
1.1Consulting Period. The term of this Agreement shall run from the January 1, 2025 (the “Start Date”) until the earlier of (a) April 30, 2025 or (b) the termination of this Agreement in accordance with Section 4.2 or Section 4.3 (the “Consulting Period”).
1.2Termination for Convenience. Either Consultant or the Company may terminate this Agreement and the Services hereunder for convenience (“Termination for Convenience”)

at any time by providing at least thirty (30) days’ written notice to the other. Such termination will be effective immediately upon notice if the Company terminates at the request or direction of any federal or state governmental department, regulatory authority, or judicial or administrative body with jurisdiction over the Company.
1.3Termination by the Company for Cause. The Company may terminate this Agreement immediately for cause (a “Termination for Cause”) if Consultant:
(a)breaches a material term of this Agreement or of any other agreement with the Company or any of its affiliates, and such breach is not cured by Consultant within five (5) days after he/she is given notice of such breach;
(b)willfully and continually fails to substantially perform the Services;
(c)commits any material act of fraud, misappropriation, dishonesty or embezzlement;
(d)materially violates the Company’s written policies that cause or is reasonably likely to cause harm to the Company or its reputation;
(e)is prohibited from participating in any of the Company’s affairs by a governmental agency or regulator, on a temporary or permanent basis;
(f)engages in conduct that causes or is reasonably likely to cause harm to the Company or its reputation;
(g)excessively uses alcohol, uses illegal drugs or violates the Company’s policies concerning the use of alcohol or illegal drugs (in all cases, whether or not at the workplace); or
(h)is indicted, convicted or enter a guilty plea or no contest plea for any felony or any crime reasonably deemed serious by the Company.
1.4Effect of Termination. Following a Termination For Cause or a Termination for Convenience by either the Company or Consultant, the Company shall have no obligation to pay any fees or other compensation to Consultant, other than any fees or compensation earned by Consultant prior to the date of termination but not yet paid by the Company.

ARTICLE V
MISCELLANEOUS
1.1Independent Contractor. During the Consulting Period, Consultant’s relationship with the Company shall be that of an independent contractor, and Consultant shall not be deemed an employee of the Company for any purpose whatsoever. Consultant shall not hold himself/herself out as an employee of the Company in any way. Consultant shall be solely responsible for securing insurance coverage for his/her acts and omissions in the course of providing Services, and provide the Company proof of such coverage, to the extent required by the Company.
1.2No Authority to Bind Company. Consultant acknowledges and agrees that Consultant has no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

1.3Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties. No waiver by a party of any breach by the other party of any provision or conditions of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.
1.4Assignment. The rights, benefits and obligations of the Company under this Agreement shall be transferable, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against, its successors and assigns. The rights and benefits of Consultant under this Agreement shall not be transferable without the Company’s written consent.
1.5Sole Agreement. This Agreement constitutes the sole agreement of the parties related to the Services and supersedes all prior oral negotiations and writings with respect to the subject matter hereof.
1.6Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address or fax number as set forth on the signature page or as subsequently modified by written notice.
1.7Choice of Law and Venue. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of New York, without giving effect to its principles of conflict of laws. Each of the parties agrees that any litigation under or related to this Agreement or the relationship between the parties shall occur exclusively in a state or federal court in New York and in no other venue. As such, each party irrevocably consents to the jurisdiction of and venue in the courts in New York for any such disputes. The parties agree that the terms in this Section are material to this Agreement, that the Company is a New York entity, and that they will not challenge the enforceability of this Section in any forum.
1.8Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.
1.9Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. Delivery of counterparts via facsimile transmission or via email with scan attachment shall be effective as if originals thereof were delivered.
1.10Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Next Page is Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

MR. COOPER GROUP, INC.:
By:    ______________________________
    Jay Bray
Chairman and Chief Executive Officer

Date:    ______________________________
CONSULTANT:
By:    ______________________________
    Christopher Marshall
Date:    ______________________________